Exhibit 99.1

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Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500
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CenterPoint Energy Field Services Signs Long-Term
Agreements With EnCana & Shell to Expand Gathering and
Treating Facilities in Haynesville Shale to 700 Million Cubic Feet Per Day
     HOUSTON — September 9, 2009 — CenterPoint Energy Field Services, Inc. (CEFS), an indirect, wholly-owned natural gas gathering and treating subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), announced today that it has entered into long-term agreements with subsidiaries of EnCana and Shell to provide gathering and treating services for their growing Haynesville Shale natural gas production. CEFS also acquired gathering facilities from EnCana and Shell in De Soto and Red River parishes in northwest Louisiana. The agreements are with EnCana Oil & Gas (USA) Inc. (EnCana), an indirect, wholly-owned subsidiary of EnCana Corporation (NYSE, TSX: ECA), and SWEPI LP (Shell), an indirect wholly-owned subsidiary of Royal Dutch Shell plc (NYSE: RDS-A).
     Under the terms of the agreements, CEFS will expand the acquired facilities to gather and treat up to 700 million cubic feet per day (MMcf/day) of natural gas from its current throughput to over 100 MMcf/day. If EnCana and/or Shell elect, CEFS will expand its facilities in order to gather and treat additional future volumes. In addition, the agreements include volume commitments.
     “These agreements present significant growth opportunities for CenterPoint Energy Field Services,” said C. Gregory Harper, senior vice president and group president of CenterPoint Energy’s Pipelines and Field Services group. “It extends our footprint in north Louisiana and gives us a platform for scalable growth and positions us to be a significant participant in providing natural gas gathering services in this important producing region.”
     “We are excited to provide these critical services to high quality companies like EnCana and Shell as they develop their properties in the Haynesville Shale one of the largest natural gas shale plays in the United States,” said Bill May, division senior vice president of Marketing and Business Development for CEFS. “The volumes committed under these long-term agreements will further increase our foundation of fee-based revenues.”
     The long-term gas gathering agreements provide for gathering and treating services to commence immediately from the acquired facilities. New construction to reach 700 MMcf/day includes more than 200 miles of pipelines, nearly 25,500

For more information contact Media:
Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500

horsepower of compression and over 800 MMcf/day of treating capacity. CEFS estimates that the cost for the 700 MMcf/day facilities, including the purchase of existing facilities, will be between $300 million and $325 million. Depending on expansion elections by Shell and EnCana, CEFS would invest as much as $250 to $300 million for additional facilities under the agreements.
     CEFS owns and operates approximately 3,600 miles of gathering pipelines and processing plants that collect, treat and process natural gas from approximately 150 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas. CEFS gathers approximately 1.3 Bcf/day of natural gas and, either directly, or through its 50 percent interest in a joint venture, processes in excess of 240 MMcf/day of natural gas along its gathering system.
     CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, interstate pipelines, and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total nearly $19 billion. With about 8,800 employees, CenterPoint Energy and its predecessor companies have been in business for more than 135 years. For more information, visit the Web site at www.CenterPointEnergy.com.
     This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include the timing and outcome of appeals from the true-up proceedings, the timing and impact of future regulatory, legislative, and IRS decisions, effects of competition, weather variations, changes in CenterPoint Energy’s or its subsidiaries’ business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas, the impact of unplanned facility outages, and other factors discussed in CenterPoint Energy’s and its subsidiaries’ Form 10-Ks for the fiscal year ended December 31, 2008, CenterPoint Energy’s and its subsidiaries’ Form 10-Qs for the periods ended March 31, 2009, CenterPoint Energy’s and its subsidiaries’ Form 10-Qs for the period ended June 30, 2009, and other filings with the SEC.
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